Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Dollar General Corporation on Form S-3 of our report dated February 23, 1999, appearing in the Annual Report on Form 10-K of Dollar General Corporation for the year ended January 29, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Nashville, Tennessee
June 14, 1999